                            Notice of Annual Meeting
                               and Proxy Statement

                       -----------------------------------

                                MANOR CARE, INC.

                       -----------------------------------

                         Annual Meeting of Stockholders
                               September 28, 1995

                                MANOR CARE, INC.
                               10750 COLUMBIA PIKE
                          SILVER SPRING, MARYLAND 20901

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 28, 1995

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Manor Care, Inc. (the "Company"), will be held at the Terrace Room, 10770 Columbia Pike, Silver Spring, Maryland, on September 28, 1995, at 9:00 a.m., to consider and vote upon the following matters:

1. To elect a Board of Directors consisting of seven persons to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.

2. To approve a proposal to adopt the Manor Care, Inc. 1995 Long-Term Incentive Plan.

3. To approve a proposal to adopt the Manor Care, Inc. 1995 Employee Stock Purchase Plan.

4. To transact such other business as may properly come before such meeting or any adjournment thereof.

         The close of business on July 31, 1995, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         Your management sincerely desires the presence in person of every stockholder able to attend the meeting; however, in order to be assured of the representation of the greatest number of stockholders either in person or by proxy, it is requested that you date and sign the accompanying proxy and return it as promptly as possible in the enclosed self-addressed envelope. No postage is required if mailed in the United States.

         If you attend the meeting in person, you may revoke your proxy at such meeting and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned.

                                             By Order of the Board of Directors:



                                             James H. Rempe
                                             Secretary

Silver Spring, Maryland
August 28, 1995

                                MANOR CARE, INC.
                               10750 COLUMBIA PIKE
                          SILVER SPRING, MARYLAND 20901
                                  301-681-9400

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 28, 1995

                                  INTRODUCTION

         The enclosed proxy is solicited by and on behalf of the Board of Directors of Manor Care, Inc. (the "Company"), a Delaware corporation, to be used at the 1995 Annual Meeting of Stockholders to be held on Thursday, September 28, 1995, at 9:00 a.m., in the Terrace Room, 10770 Columbia Pike, Silver Spring, Maryland, and at any and all adjournments thereof. All shares represented by proxies will be voted at the meeting in accordance with the specifications marked thereon, or if no specifications are made, proxies will be voted FOR all matters set forth in the attached Notice of Meeting and in the discretion of the proxy holder as to any other business which comes before the meeting. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy by giving written notice of revocation to the Secretary, by submitting a later dated proxy or by attending the meeting and voting in person. The Proxy Statement is first being mailed to stockholders on or about August 28, 1995.

         The Company's Annual Report (including certified financial statements) for the fiscal year ended May 31, 1995, is accompanying this Proxy Statement. The Annual Report is not a part of the proxy soliciting material.

         Except where the context requires otherwise, the term "Company" includes Manor Care, Inc. and its subsidiaries.

                          VOTING AT THE ANNUAL MEETING

         The Board of Directors has fixed July 31, 1995 (the "Record Date") as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding 62,425,203 shares of Common Stock, par value $.10 per share (the "Common Stock"). Each such share of Common Stock is entitled to one vote. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum.

         The affirmative vote of a majority of the Company's outstanding shares of Common Stock present and voting at the Annual Meeting, in person or by proxy, will be necessary for approval of the proposal to adopt the Manor Care, Inc. 1995 Long-Term Incentive Plan, for approval of the proposal to adopt the Manor Care, Inc. 1995 Employee Stock Purchase Plan, the election of directors and for the taking of all other action at the Annual Meeting.

         A stockholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. However, an abstention with respect to any matter will not be counted either in favor of or against such matter.

         Brokers who hold shares for the account of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors but not as to the Company's proposals relating to the approval of the proposals to adopt the Manor Care, Inc. 1995 Long-Term Incentive Plan and the Manor Care, Inc. 1995 Employee Stock Purchase Plan. Shares held by a broker who does not receive instructions on these matters will not be voted. Proxies which are voted by brokers on some but not all of the proposals are referred to as "broker non-votes." Broker non-votes will be included in determining the presence of a quorum. However, a broker non-vote is not treated as being in favor of or against the particular proposal under consideration.

         If any nominee for election to the Board of Directors named in this Proxy Statement shall become unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board of Directors may elect not to fill the vacancy and reduce the number of directors.

                             SOLICITATION OF PROXIES

         The cost of the proxy solicitations will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the

Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that, except to the extent previously reported in the Company's 1994 Proxy Statement, all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended May 31, 1995, except that Regina Herzlinger, a director, failed to timely file reports on Form 4 showing purchases totalling 1,000 shares made between July 25, 1994 and September 28, 1994.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth as of the Record Date the amount of the Company's Common Stock beneficially owned by (1) each director and nominee, (2) the chief executive officer and the four other most highly compensated executive officers and (3) all officers and directors as a group. Stewart Bainum is the only person, to the knowledge of the Company, who owned beneficially more than 5% of the Company's Common Stock as of the Record Date. Stewart Bainum's address is 10750 Columbia Pike, Silver Spring, MD 20901.

                                                                           Percent
Name of Beneficial Owner                                Total            of Class(1)
------------------------                            -------------        -----------
Stewart Bainum                                      17,638,014(2)          28.3%
Stewart Bainum, Jr                                   1,932,481(3)           3.1%
Jack R. Anderson                                        30,000             *
Regina E. Herzlinger                                     1,250             *
William H. Longfield                                     2,500             *
Frederic V. Malek                                        1,000             *
Jerry E. Robertson, Ph. D                               13,500             *
Donald C. Tomasso,                                      52,644(4)          *
Robert C. Hazard, Jr                                    60,126(5)          *
Gerald W. Petitt                                        68,250(6)          *
Donald J. Landry                                        22,644(7)          *
All Directors and Officers
  as a Group (26 persons)                           20,213,408(8)          31.9%

----------------------------------
 *       Less than 1% of class.

(1) Percentages are based on 62,425,203 shares outstanding on the Record Date plus shares which would be issued assuming that the person exercises all options which are exercisable within 60 days thereafter.

(2) Includes 3,567,869 shares held directly or indirectly by Realty Investment Company, Inc. and its subsidiaries ("Realty"), a real estate investment and management company owned by Mr. Bainum, his wife and their family,

                4,044,928 shares held by The Stewart Bainum Trust Dated May 23, 1995, the sole trustee of which is Mr. Bainum, his pro-rata interests in 5,417,761 shares owned by Bainum Associates Limited Partnership, 1,679,628 shares owned by Mid Pines Associates Limited Partnership, 4,415,250 shares owned by MC Investments Limited Partnership, limited partnerships in which Mr. Bainum is a limited partner. Also includes 798,711 shares held by The Jane
                L. Bainum Trust Dated May 23, 1995, the sole trustee of which is his wife, and her pro-rata interest in 1,679,628 shares owned by Mid Pines Associates Limited Partnership, a limited partnership in which his wife is a limited partner. Does not include shares owned beneficially by Stewart Bainum, Jr., whose interests are stated in the above table, nor does it include 195,513 shares held by his other three adult children.

(3) Includes his pro-rata interests in 5,417,761 shares owned by Bainum Associates Limited Partnership and in 4,415,250 shares owned by MC Investments Limited Partnership, in both of which Mr. Bainum, Jr. is managing general partner but does not have authority to vote such shares. Also includes his pro-rata interest in 1,679,628 shares owned by Mid Pines Associates Limited Partnership, in which Mr. Bainum, Jr. is managing general partner and has shared voting authority, and his pro-rata interest in 3,567,869 shares owned by Realty, a corporation in which Mr. Bainum, Jr. owns approximately 21.3% of common stock. Also includes 565,500 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and 1,265 shares and 96 shares, respectively, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Manor Care, Inc. Retirement Savings and Investment Plan described on page 11 (the "401(k) Plan") and the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan described on page 12 (the "Nonqualified Savings Plan").

(4) Includes 40 shares held in trust for minor children for which Mr. Tomasso is trustee. Beneficial ownership of such shares is disclaimed. Also includes 36,000 shares which Mr. Tomasso has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and 57 shares and 47 shares, respectively, which Mr. Tomasso has the right to receive upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

(5) Includes 58,500 shares which Mr. Hazard has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and 46 shares and 218 shares, respectively, which Mr. Hazard has the right to receive upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

(6) Includes 8,661 shares held in trust for minor children for which Mr. Petitt is trustee. Beneficial ownership of such shares is disclaimed. Also includes 38,300 shares which Mr. Petitt has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(7) Includes 22,500 shares which Mr. Landry has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and 62 shares and 82 shares, respectively, which Mr. Landry has the right to receive upon termination of his employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

(8) Includes a total of 1,007,401 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and a total of 4,532 shares and 843 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

                      NOMINATION AND ELECTION OF DIRECTORS

         The entire Board of Directors, which consists of seven (7) members, will be elected to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.

         Stewart Bainum, Jr. is Stewart Bainum's son. Aside from the foregoing, no nominee has any family relationship with any other director or executive officer of the Company.

         The following table sets forth information with respect to each nominee for election as a Director of the Company. All of the nominees have previously been elected by the stockholders of the Company.


                                 SERVED AS
NAME AND AGE                   DIRECTOR SINCE     POSITIONS WITH THE COMPANY; BUSINESS EXPERIENCE; OTHER DIRECTORSHIPS
------------                   --------------     --------------------------------------------------------------------
Stewart Bainum, Jr. (49)            1976          Chairman of the Board since March 1987; also President since June 1989; Vice
                                                  Chairman from June 1982 to March 1987. Director: Vitalink Pharmacy Services,
                                                  Inc.

Stewart  Bainum (76)                1968          Vice Chairman of the Board since March 1987; Chairman of the Board from 1968 to March 1987; President from December 1980 through October 1981, and May
                                                  1982 through July 1985; Chairman of the Board of Realty Investment Company,
                                                  Inc. (private real estate investment company) since 1965.

Jack R. Anderson (70)               1980          President of Calver Corporation since May 1982. Director: FHP International
                                                  Corporation, Horizon Mental Health Management, Inc., Navistar International
                                                  Corporation and United Dental Care, Inc.

Regina E. Herzlinger (51)           1992          Nancy R. McPherson Professor of Business Administration, Harvard Business
                                                  School, since 1971. Director: C. R. Bard, Inc., Deere & Company, Salick
                                                  Health Care, Inc., and Schering-Plough Corporation.

William H. Longfield (55)           1989          President and Chief Executive Officer of C. R. Bard, Inc. (medical equipment)
                                                  since October 1993; President and Chief Operating Officer of C. R. Bard, Inc.
                                                  from September 1991 to October 1993; Executive Vice President and Chief
                                                  Operating Officer of C. R. Bard, Inc. from February 1989 to September 1991.
                                                  Director: C. R. Bard, Inc., Horizon Mental Health Management, Inc., United Dental
                                                  Care, Inc. and The West Company.

Frederic V. Malek (58)              1990          Chairman, Thayer Capital Partners since January 1993; Co-chairman of CB
                                                  Commercial Real Estate Group, Inc. since April 1989; Campaign Manager,
                                                  Bush-Quayle '92 Campaign from December 1991 to December 1992; Vice Chairman of NWA, Inc. (airlines) from June 1990 to December 1991. Director: American
                                                  Management Systems, Inc., Automatic Data Processing Corp., FPL Group, Inc.,
                                                  ICF Kaiser International, Inc., Intrav, Inc., National Education Corporation,
                                                  Northwest Airlines and various Paine Webber mutual funds.

Jerry E. Robertson, Ph.D. (62)      1989          Retired; Executive Vice President of 3M Life Sciences Sector and Corporate
                                                  Services from November 1984 to March 1994. Director: Allianz Life Insurance
                                                  Company of North America, Cardinal Health, Inc., Coherent, Inc., Haemonetics
                                                  Corporation, Life Technologies, Inc., Project Hope, Medwave, Inc. and Steris
                                                  Corporation.

               STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

         The Board of Directors held five meetings during the fiscal year ended May 31, 1995. During such fiscal year, each incumbent attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of all Committees on which such director served. The standing committees of the Board include the Audit Committee, the Finance Committee, the Compensation/Key Executive Stock Option Plan Committee and the Nominating Committee, the current members of which are as follows:




         Compensation/Key Executive
         Stock Option Plan Committee                 Finance Committee
         ---------------------------                 -----------------

         Jerry E. Robertson, Chairman                Stewart Bainum, Chairman
         Stewart Bainum                              Stewart Bainum, Jr.
         William H. Longfield                        Jack R. Anderson
         Frederic V. Malek                           Jerry E. Robertson

         Audit Committee                             Nominating Committee
         ---------------                             --------------------

         Jack R. Anderson, Chairman                  Jack R. Anderson, Chairman
         Regina E. Herzlinger                        Frederic V. Malek


         The Compensation/Key Executive Stock Option Plan Committee, which held two meetings during the 1995 fiscal year, administers the Company's stock option plans and grants stock options thereunder, reviews compensation of officers and key management employees, recommends development programs for employees such as training, bonus and incentive plans, pensions and retirement, and reviews other employee fringe benefit programs.

         The Finance Committee, which held three meetings during the 1995 fiscal year, reviews the financial affairs of the Company and recommends financial objectives, goals and programs to the Board of Directors and to management.

         The Audit Committee, which held two meetings during the 1995 fiscal year, reviews the scope and results of the annual audit, reviews and approves the services and related fees of the Company's independent public accountants, reviews the Company's internal accounting controls and reviews the Company's Internal Audit Department and its activities.

         The Nominating Committee, which held one meeting during the 1995 fiscal year, recommends to the Board of Directors the members to serve on the Board of Directors during the ensuing year. The Committee does not consider nominees recommended by stockholders.

         Directors who are full-time employees of the Company receive no separate remuneration for their services as directors. The remuneration of all non-employee directors is currently $12,650 per annum and $2,185 per diem for Board meetings attended and $1,610 per diem for Committee meetings attended, except where the Committee meeting is on the same day as a Board meeting. In addition, directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

         Pursuant to the Directors Retirement Plan adopted in September 1990, a non-employee director who retires after serving as director for at least ten years is entitled to an annual benefit for the remainder of his or her lifetime or five years, whichever is less, which equals 75% of the annual retainer payable to directors on the date of retirement plus 5% for each year served as a non-employee director in excess of ten years, but not to exceed 100% of the annual retainer payable to the director on the date of retirement. Unpaid benefits will be forfeited if such director becomes an owner, director, officer, employee or consultant either of a nursing home facility located within 25 miles of a Company nursing home facility or of a lodging facility located within 10 miles of a Company-owned or franchised lodging facility, provided that such other facility is, in the opinion of the Board, in competition with the business of the Company.

         In June 1992, Stewart Bainum, a director, retired from full-time employment with the Company. Mr. Bainum is subject to a non-competition covenant similar to that described in the preceding paragraph. During the 1995 fiscal year, Mr. Bainum received consulting fees totalling $14,719 in addition to Directors' fees as indicated above.

         Pursuant to the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan approved by the stockholders at the 1994 Annual Meeting, eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of Board and committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase Common Stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds are credited to an Interest Deferred Account, which is interest bearing. Stock which is so purchased is deposited in a Stock Deferred Account pending distribution in accordance with the Plan. Three of the incumbent Directors (Professor Herzlinger and Messrs. Anderson and Robertson) have elected to participate in the Plan for the 1996 fiscal year. The amount of compensation that will accrue to such participating directors is not currently determinable.

         In addition, pursuant to the Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Plan, eligible non-employee directors were each granted options to purchase 5,000 shares of Common Stock on September 9, 1994 and will be granted options to purchase 1,000 shares on the date of election in subsequent calendar years. Pursuant to the Plan, on September 9, 1994 Messrs. Anderson, Bainum, Longfield, Malek, and Robertson and Professor Herzlinger were granted options to purchase 5,000 shares at $27.94. The amount of compensation that will accrue to such directors is not currently determinable.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the annual and long term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1995, 1994 and 1993, of the chief executive officer and the four other most highly compensated executive officers in the Company's employ at May 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                               Long Term Compensation
                                      ------------------------------------------------   ------------------------------
                                                                                         Stock Option      All Other
Name and Principal Position           Year      Salary          Bonus            Other     Shares(#)    Compensation(1)
---------------------------           ----     --------        --------          -----   ------------   ---------------
Stewart Bainum, Jr                    1995     $572,308        $343,385           (3)         --           $  9,000
Chairman, President and               1994      457,867(2)      274,720           (3)       40,000           14,150
Chief Executive Officer               1993      499,200         269,568           (3)       30,000           13,732

Donald C. Tomasso (4)                 1995      345,737         164,365           (3)         --              2,250
President, Long Term Care Division    1994      316,187         173,903           (3)       35,000            3,538
Manor Healthcare Corp.                1993      292,600         160,930           (3)       45,000            1,973

Robert C. Hazard, Jr (5)              1995      373,709         186,855           (3)         --              9,000
Co-Chairman                           1994      346,124         173,062           (3)         --             14,150
Choice Hotels International, Inc.     1993      320,578         160,289           (3)         --             13,732

Gerald W. Petitt (5)                  1995      323,553         161,776           (3)         --              9,000
Co-Chairman                           1994      283,193         141,596           (3)         --             14,150
Choice Hotels International, Inc.     1993      262,291         131,146           (3)         --             13,732

Donald J. Landry (6)                  1995      311,635         171,399           (3)       40,000            2,250
President                             1994      275,712         144,059           (3)       25,000            3,537
Choice Hotels International, Inc.     1993      254,856          25,000           (3)       15,000             --

------------------------

(1) Represents amounts contributed by the Company for fiscal 1995, 1994 and 1993 for the five individuals named in the above Summary Compensation Table (the "Named Officers") under the 401(k) Plan and the Nonqualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. Amounts contributed in cash or stock by the Company during fiscal 1995 under the 401(k) Plan for the Named Officers were as follows: Mr. Bainum, $9,000; Mr. Tomasso, $1,648; Mr. Hazard, $4,079; Mr. Petitt, $3,324; and Mr. Landry, $1,420.
         Amounts contributed in cash or stock by the Company during fiscal 1995 under the Nonqualified Savings Plan for the Named Officers were as follows: Mr. Bainum, $0; Mr. Tomasso, $602; Mr. Hazard, $4,921; Mr. Petitt, $5,676; and Mr. Landry, $830.

(2) Mr. Bainum took an unpaid leave of absence during April and May 1994 while he devoted a substantial portion of his time exploring the possibility of seeking an elective governmental position, resulting in a decrease in salary paid in fiscal 1994 compared to fiscal 1993.

(3) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.

(4) Prior to February 1995, Mr. Tomasso served as President of Manor Care Healthcare Corp. In February 1995 he became President of its Long Term Care Division.

(5) Prior to January 1, 1995, Mr. Hazard served as Chairman and Chief Executive Officer of Choice Hotels International, Inc. and Mr. Petitt served as President and Chief Operating Officer of Choice Hotels International, Inc.

(6) Prior to January 1, 1995, Mr. Landry served as President of the Manor Care Hotel Division. On January 1, 1995, he also became President of Choice Hotels International, Inc.

         The following tables set forth certain information at May 31, 1995 and for the fiscal year then ended concerning stock options granted to the Named Officers. All Common Stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years.

                       STOCK OPTION GRANTS IN FISCAL 1995

                                         Individual Grants
                              --------------------------------------------               Potential Realizable Value of
                                               Percentage of                              Assumed Annual Rate of Stock
                                               Total Options                          Price Appreciation for Option Term(1)
                              Number of        Granted to all    Exercise         --------------------------------------------
                              Options          Employees in      Base Price       Expiration
Name                          Granted(2)       Fiscal 1995       Per Share        Date                  5%(3)         10%(4)
----                          ----------       -----------       ---------        ----------            -----         ------
Stewart Bainum, Jr                --               --                --               --                   --             --
Donald C. Tomasso                 --               --                --               --                   --             --
Robert C. Hazard, Jr              --               --                --               --                   --             --
Gerald W. Petitt                  --               --                --               --                   --             --
Donald J. Landry                40,000             50%             $28.63         11/16/2004           $720,000      $1,824,800

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the Company's stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

(2) The options granted to Mr. Landry vest at the rate of 10% per year commencing on the second through the fifth anniversary of the date of the stock option grant and 20% per year on the sixth through the eighth anniversaries.

(3)      A 5% per year appreciation in stock price from $28.63 per share yields
         $46.63.

(4) A 10% per year appreciation in stock price from $28.63 per share yields $74.25.


                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                           AND YEAR-END OPTION VALUES

                                                       Number of Unexercised
                                                      Options at May 31, 1995
                        Shares Acquired     Value   --------------------------              Value of Unexercised in-the-money
                        on Exercise       Realized  Exercisable  Unexercisable                 Options at May 31, 1995 (1)
                        ---------------   --------  -----------  -------------              ---------------------------------
                             #                $          #             #                     Exercisable       Unexercisable
                        ---------------   --------  -----------  -------------              --------------     --------------
Stewart Bainum, Jr.          -                -       565,500       239,500                    $9,758,070       $3,792,480
Donald C. Tomasso            -                -        36,000       149,000                       511,875        1,674,225
Robert C. Hazard, Jr.        -                -        58,500        54,000                     1,127,865        1,091,160
Gerald W. Petitt           10,000         $146,966     38,300        54,000                       765,781        1,091,160
Donald J. Landry             -                -        22,500       162,500                       284,445        1,391,255

-----------------------

(1) The closing price of the Company's Common Stock as reported by the New York Stock Exchange on May 31, 1995, was $29.25. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

         Under the terms of an employment agreement between Mr. Hazard and Choice Hotels International, Inc., a subsidiary of the Company ("CHI"), his annual salary is presently $404,065 with annual cost-of-living increases. The agreement, which extends through May 31, 1996, provides for an annual bonus based on performance of the Company of up to 12.5% of his base compensation and based on performance of CHI (including a customer satisfaction component) of up to 37.5% of his base compensation. Mr. Hazard served as Chairman and Chief Executive Officer of CHI until January 1, 1995 when he became Co-Chairman of CHI.

         Under the terms of an employment agreement between Mr. Petitt and CHI, his annual salary is presently $330,599 with annual cost-of-living increases. The agreement, which extends through May 31, 1996, provides for an annual bonus based on performance of the Company of up to 12.5% of his base compensation and based on performance (including a customer satisfaction component) of CHI of up to 37.5% of his base compensation. Mr. Petitt served as President and Chief Operating Officer of CHI until January 1, 1995 when he became Co-Chairman of CHI.

         Under the terms of an employment agreement with Mr. Landry and the Company, his annual salary is presently $350,000 with annual cost-of-living increases. The agreement extends through February 28, 1997. From February 17, 1992 to January 1, 1995, Mr. Landry served as President of the Manor Care Hotel Division. On January 1, 1995, Mr. Landry also became President of CHI. The agreement provides for an annual bonus of up to 55% of his base compensation based in part on performance of the Company and based in part on performance (including a customer satisfaction component) of the Lodging Division, which consists of both the Manor Care Hotel Division and CHI.

                  Under the terms of an employment agreement between Mark Gildea and Manor Healthcare Corp., a wholly-owned subsidiary of the Company ("MHC"), his annual salary is presently $195,000. The agreement currently extends through December 3, 1998. Mr. Gildea is entitled to an annual bonus of up to 50% of his base compensation based in part on performance of the Company and based in part on performance (including a customer satisfaction component) of the Alternate Site Services Division of MHC, of which Mr. Gildea serves as President. On June 22, 1995, the Board determined that Mr. Gildea is an "executive officer" within the meaning of applicable regulations.

                  Under the terms of an employment agreement between Donna DeNardo and Vitalink Pharmacy Services, Inc. ("Vitalink"), a majority-owned subsidiary of MHC, her annual salary is presently $181,000. The agreement currently extends through December 1, 1999. Ms. DeNardo is entitled to an annual bonus of up to 75% of her base compensation based on performance (including a customer satisfaction component) of Vitalink, of which Ms. DeNardo serves as President and Chief Operating Officer. On June 22, 1995, the Board determined that Ms. DeNardo is an "executive officer" within the meaning of applicable regulations.

RETIREMENT PLANS

         In February 1985, the Board of Directors adopted the Supplemental Executive Retirement Plan (the "SERP"). Participants are selected by the Board and are at the level of Senior Vice President or above. A total of eight officers of the Company, including all of the Named Officers except for Mr. Tomasso and Mr. Landry, have been selected to participate in the SERP.

         Participants in the SERP will receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period out of the 120 months of employment, which produces the highest average, prior to the first occurring of the early retirement date or the normal retirement date. The normal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who are participants, except for Mr. Hazard, are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

         Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service would be as follows:


                                                   Current Years                Years of Service
           Name of Individual                       of Service                      at Age 65
         ----------------------                 ------------------              ----------------
         Stewart Bainum, Jr.                           22.5                            38
         Robert C. Hazard, Jr.                         14.5                            19
         Gerald W. Petitt                              14.5                            30

         The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for Social Security and other amounts.


                                                      Years of Service/Benefit as
                                                   Percentage of Final Average Salary
                                               ------------------------------------------
                                                                                  25 or
                  Remuneration                 15/15%           20/22.5%         more/30%
                  ------------                 ------           --------         --------
                    $300,000                  $45,000           $ 67,500         $ 90,000
                     350,000                   52,500             78,750          105,000
                     400,000                   60,000             90,000          120,000
                     450,000                   67,500            101,250          135,000
                     500,000                   75,000            112,500          150,000
                     600,000                   90,000            135,000          180,000


         Effective January 1, 1992, the Company established the Manor Care, Inc. Retirement Savings and Investment Plan (the "401(k) Plan"), a defined contribution retirement, savings and investment plan for its employees and the employees of its participating affiliated companies. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age

21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours are eligible to participate. Subject to certain non-discrimination requirements, each employee may contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current federal limit of $9,240. The Company will match contributions made by its employees subject to certain limitations described in greater detail below. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. In no event will the Company make a matching contribution which exceeds 6% of a participant's salary. Amounts contributed by the Company pursuant to the 401(k) Plan for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation".

         Effective January 1, 1992, the Company adopted the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Savings Plan"). Certain select highly compensated members of management of the Company are eligible to participate in the Plan. The Nonqualified Savings Plan mirrors the provisions of the 401(k) Plan, to the extent feasible, and is intended to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. All of the Named Officers have elected to participate in the Nonqualified Savings Plan. Amounts contributed by the Company under the Nonqualified Savings Plan for fiscal year 1995 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation".

         The Company match under the 401(k) Plan and the Nonqualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Effective December 1993, participants were given the right to elect to receive the Company matching contribution either in Company stock or cash or a combination. Likewise, participant contributions under the two plans may not exceed the aggregate of 15% of the annual salary of a participant.

         Effective January 1, 1992, the Company adopted a non-contributory Cash Accumulation Retirement Plan (the "CARP") maintained by the Company for its employees and those employees of its participating affiliated companies. The CARP is qualified under Section 401(a) of the Code. All employees age 21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours are automatically members of the CARP. Each year the account of each employee is adjusted to reflect interest at a rate calculated in accordance with the CARP. Amounts accrued under the CARP become fully vested after five years of service. Pursuant to an amendment to the CARP effective January 1, 1995, when the age and years of service of an employee totals 45 or more, the Company will increase the rate of benefit to the account of such employee, with an additional increase when the age and years of service exceeds 55 or more. The annual benefit accrual made by the Company will be based on salary as follows:

                                                       Base Percentage        Base Percentage          Base Percentage
                                                     If Age Plus Service     If Age Plus Service      If Age Plus Service
Annual Salary                                          Is Less Than 45           Is 45 to 55             Is 55 or More
-------------                                        -------------------     -------------------      -------------------
First $12,000 ........................                       3%                    3.5%                       4%
Next $6,000 ..........................                       2%                    2.5%                       3%
Additional Compensation up to $100,000                       1%                    1.5%                       2%


             COMPENSATION/KEY EXECUTIVE STOCK OPTION PLAN COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The compensation philosophy of Manor Care, Inc. (the "Company") is to be competitive with the leading service companies and selected direct competitors in the marketplace, to attract, retain and motivate a highly qualified workforce, and to provide career opportunities. The Company uses various compensation surveys, primarily conducted and evaluated by independent consultants, to provide data to support the development of competitive compensation plans which reinforce this philosophy. Summary data on service companies of similar size participating in each survey are utilized as the basis for the evaluations. This is the same philosophy applied by the Compensation/Key Executive Stock Option Plan Committee of the Board of Directors (the "Committee") in determining compensation for the CEO and executive officers. In evaluating the CEO's performance, the Committee, in addition to financial performance, considers factors important to the Company such as ethical business conduct, progress against the Company's strategic plan objectives, management succession planning, customer service satisfaction and the general overall perception of the Company by financial leaders and customers.

         The Committee is responsible for setting and administering the policies which govern executive compensation and the stock based programs of the Company. The members of the Committee are Messrs. Robertson (Chairman), Bainum, Longfield and Malek. Mr. Bainum served as Chairman and CEO prior to March 1987.

         Compensation of the Company's officers is reviewed annually by the Committee. Changes proposed for these employees are evaluated and approved by the Committee on an individual basis.

         There are three components in the Company's executive compensation program:

                  1.       Base salary
                  2.       Cash bonus
                  3.       Long-term incentive compensation

         The Committee has determined that compensation for the CEO and other executive officers should be weighted in favor of more "pay at risk" or "variable pay."

BASE SALARY

         Base salary is the only component that is not variable. Scope and complexity of the position as well as external market factors are used to determine base salary levels. Salary changes are based on guidelines established for all employees using individual performance to determine the change. Mr. Bainum, Jr.'s base salary paid in fiscal 1995 is shown under the heading "Salary" in the Summary Compensation Table.

CASH BONUS

         A cash bonus based on return on beginning equity or business unit profit and on customer satisfaction surveys of the business unit is used to focus management's attention on profits and the effective use of Company assets.

LONG-TERM INCENTIVE COMPENSATION

         Long-term compensation, which in the past has comprised of non-qualified stock options, has been established to:

                  a. Focus attention on the Company's and stockholders' long term goals;

                  b. Increase ownership and retention in the Company's stock.

         The Committee has granted non-qualified stock options with a vesting schedule of up to eight years in order to recruit and retain management and focus optionees on the long term goals of the Company to be more closely aligned with the interests of stockholders. If the proposed Manor Care, Inc. 1995 Long-Term Incentive Plan is approved by the stockholders at the Annual Meeting, the Committee will have the discretion to grant Restricted Shares, Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights or Performance Shares as it may determine to be desirable in order to recruit and retain management and to focus the optionees on the long term goals of the Company to be more closely aligned with the interests of stockholders.

         The Committee believes the Company has an overall compensation plan which fulfills current Company philosophy and, in addition, promotes increased stockholder value through performance-based compensation.


EXECUTIVE STOCK OWNERSHIP PROGRAM

         Effective June 1, 1995, the Company established an Executive Stock Ownership program for the Chairman and the officers who report directly to the Chairman. The program requires the relevant officers to own qualifying Common Stock as a condition of employment in order to ensure a direct relationship between such executives and the stockholders. The relevant officers will be required to reach and maintain ownership of a specified amount of Common Stock within five years from the effective date of the program, or upon the fifth anniversary of employment, whichever is later. The amount of shares of Common Stock required to be owned by each officer is determined by the beginning base salary times a multiple which varies from 1.5 to 4, depending upon the level of responsibility of the particular officer.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

         The Omnibus Budget Reconciliation Act of 1993 disallows, effective January 1, 1994, a federal income tax deduction for compensation, other than certain performance-based compensation, in excess of $1 million annually paid by the Company to any currently serving officer named in the Summary Compensation Table. Stock option awards under the Key Executive Stock Option Plan of 1969, which expired in 1993, and under the Key Executive Stock Option Plan of 1993, which is scheduled to expire in 2003, qualify as performance-based compensation and are exempt from consideration for purposes of calculating the one million dollar limit. If the stockholders approve the Manor Care, Inc. 1995 Long-Term Incentive Compensation Plan at the Annual Meeting, appropriate steps will be taken to qualify awards made thereafter as performance-based compensation and thus be exempt from consideration for purposes of calculating the one million dollar limit and the Key Executive Stock Option Plan of 1993 will be terminated, except as to possible reissuance of forfeited shares. No individual named in the Summary Compensation Table is likely to receive compensation, not including performance-based compensation, in fiscal 1996 which would be in excess of $1 million by more than a de minimis amount. The Committee intends to monitor the Company's compensation programs with respect to such laws.

             COMPENSATION/KEY EXECUTIVE STOCK OPTION PLAN COMMITTEE


                       JERRY E. ROBERTSON, PH.D., CHAIRMAN
                                 STEWART BAINUM
                              WILLIAM H. LONGFIELD
                                FREDERIC V. MALEK

                      PERFORMANCE GRAPH-STOCKHOLDER RETURN

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the S&P Composite-500 Stock Index and a peer group selected by the Company for the five fiscal years ended May 31, 1995, assuming reinvestment of dividends.

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                  AMONG MANOR CARE, INC., S&P500 AND PEER GROUP

                Assumes $100 invested on June 1, 1990 in the Common Stock of Manor Care, Inc., the S&P500 Index and Peer Group Companies (weighted by market capitalization). Total return assumes reinvestment of dividends.

                                                     1990     1991     1992    1993   1994    1995
                                                     ----     ----     ----    ----   ----    ----
         Manor Care, Inc.                            100      159      180      240    294    333
         S&P 500                                     100      112      123      137    143    172
         Peer Group (Weighted Average)               100      161      146      198    304    331

         The peer group consists of thirteen other companies primarily involved in the Company's lines of business. Nine of the companies are involved in ownership and operation of nursing homes: Beverly Enterprises, Inc., Geriatric and Medical Centers, Inc., Grancare Inc., Healthsouth Corp., Hillhaven Corp., Horizon Healthcare Corp., Integrated Health Services, Inc., Mariner Health Group, Inc., and National Healthcorp, L.P. Three companies are involved in hotel franchising, management or ownership: Hospitality Franchise Systems, Inc., La Quinta Motor Inns, Inc., and Red Lion Inn L.P. One company is involved in the institutional pharmacy business: Omnicare, Inc. One company which was in the peer group last year, United Inns, Inc., has been removed because of its acquisition during the year, and one company which was in the peer group last year, Synetic, Inc., has been removed because of its disposition of its institutional pharmacy business during the year.

                      PROPOSED APPROVAL OF MANOR CARE, INC.
                          1995 LONG-TERM INCENTIVE PLAN

GENERAL

         In 1993 the stockholders approved the 1993 Key Executive Stock Option Plan (the "Stock Option Plan") which provides for the issuance of up to 2,000,000 shares of Common Stock pursuant to non-qualified stock options. At the June 21, 1995 meeting of the Key Executive Stock Option Plan Committee, the Committee awarded a total of 60,000 shares to Stewart Bainum, Jr., 37,500 shares to Donald Tomasso, 111,750 shares to 13 other executive officers and 174,128 shares to 29 other key employees pursuant to the Stock Option Plan.
All of such awards will vest at the rate of twenty percent per year for the first five years, expire ten years after the date of the award and are exercisable at $30.31 per share. As of June 23, 1995, there remained for issuance a total of 1,110,122 shares pursuant to the Stock Option Plan. On June 22, 1995, the Board terminated the Stock Option Plan, except as to possible reissuance of forfeited shares and adopted the Manor Care, Inc. 1995 Long-Term Incentive Plan (the "Incentive Plan") for key employees (including officers) of the Company and its subsidiaries, subject to approval of the Incentive Plan by the affirmative vote of the holders of a majority of the number of shares of Common Stock present in person or by proxy at the Annual Meeting. The Incentive Plan authorizes the awarding of a maximum of 1,110,122 shares (subject to adjustment for stock splits and similar capital changes) of Common Stock to eligible employees as described in greater detail below. Thus, if the Incentive Plan is approved by the stockholders at the Annual Meeting, there will be no increase in shares available for issuance pursuant to the Incentive Plan over shares remaining for issuance pursuant to the Stock Option Plan.

         The continuing growth and development and financial success of the Company and its subsidiaries are dependent upon ensuring the best possible management. The Board believes the Incentive Plan will be an important aid to the Company in attracting and retaining individuals of outstanding abilities and in rewarding them for the continued profitable performance of the Company and its subsidiaries.

         The types of awards that may be granted under the Incentive Plan are restricted shares, incentive stock options, nonqualified stock options, stock appreciation rights and performance shares. The Incentive Plan provides that over the next ten years restricted shares, incentive stock options, nonqualified stock options, stock appreciation rights, and/or performance shares involving up to 1,110,122 shares (subject to adjustment for stock splits and similar capital changes) of Common Stock may be granted. Common Stock issued under the Incentive Plan may be authorized and unissued stock, treasury stock or stock purchased on the open market (including private transactions). Except in certain circumstances pertaining to the forfeiture of restricted shares, to the extent that an award lapses or the rights of a participant to whom it was granted terminate, any shares of Common Stock subject to the award will again be available for awards under the Incentive Plan. The following description of the Incentive Plan is qualified in its entirety by reference to the Manor Care, Inc. 1995 Long-Term Incentive Plan, a copy of which is attached as Exhibit A to this Proxy Statement. The amount of compensation that will accrue to the participants pursuant to the Incentive Plan, if approved by the stockholders at the Annual Meeting, is not currently determinable.

         The Incentive Plan was drafted to obtain the benefits of the exemption from Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") provided by Rule 16b-3. Section 16(b) of the Exchange Act provides, among other things, that an officer who purchases and sells the stock of the corporation which employs him within a six month period is liable to the corporation for the difference between the purchase price and sale price. Rule 16b-3 promulgated under the Exchange Act provides that the acquisition of stock by an officer of the corporation pursuant to an incentive plan which meets certain requirements (one of which is stockholder approval of the plan) does not constitute a "transaction" subject to Section 16(b) of the Exchange Act.

ADMINISTRATION

         The Incentive Plan provides that it will be administered by a Key Executive Stock Option Plan Committee of the Board, which establishes the conditions of each grant made under the Incentive Plan and determines which key employees will receive awards as well as the type and amount of each award. Members of the Key Executive Stock Option Plan Committee are not eligible to receive awards under the Incentive Plan.

ELIGIBILITY

         Key employees of the Company and its subsidiaries (including employees who are members of the Board, but excluding directors who are not employees) who, in the opinion of the Key Executive Stock Option Plan Committee, are mainly responsible for the continued growth and development and financial success of the business of the Company or one of its subsidiaries are eligible to be granted awards under the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee shall from time to time select from such eligible persons those to whom awards shall be granted and determine the number of shares to be granted. Because eligibility is determined by these subjective criteria, it is not possible at this time to determine (except as to awards described in the following paragraph) either the number of employees eligible to participate in the Incentive Plan or the amount of awards which will be made.

         At its June 21, 1995 meeting, the Key Executive Stock Option Plan Committee granted to Donald Tomasso 12,500 shares pursuant to Incentive Stock Options, to 13 other executive officers a total of 37,250 shares pursuant to Incentive Stock Options and to 29 other key employees a total of 58,040 shares pursuant to Incentive Stock Options, all under the Incentive Plan. All of such awards will vest at the rate of twenty percent per year for the first five years, expire ten years, expire ten years after the date of the award and are exercisable at $30.31 per share. Exercisability of such awards is subject to stockholder approval of the Incentive Plan at the Annual Meeting.

RESTRICTED SHARES

         Restricted share awards are shares of Common Stock bearing restrictive legends prohibiting their sale, transfer, pledge or hypothecation until the expiration of a restriction period of not more than ten years set at the time of grant. In addition or in lieu of a restriction period, the Committee may establish a performance goal which must be achieved as a condition to retention of the award. Restrictions may be removed as to some or all of the shares upon the occurrence of events determined by the Committee in its sole discretion to justify such removal, such as retirement, or disability. The recipient of an award is entitled to receive dividends and vote the restricted shares, unless forfeited. Under the Plan, no Covered Employee (as defined in Section 162(m)(3) of The Internal Revenue Code) may be granted more than 100,000 shares of Restricted Stock during any calendar year.

STOCK OPTIONS

         Options granted under the Incentive Plan may be either incentive stock options, as defined in the Internal Revenue Code, as amended, or options which do not so qualify ("nonqualified options"). At the time an option is granted, the Committee determines the number of shares of Common Stock subject to each stock option, the manner and time of exercise, and the vesting schedule. No options granted under the Incentive Plan may be exercised more than 10 years after date of grant; however, Incentive Stock Options granted to a Ten Percent Shareholder (as defined) may not be exercised more than 5 years after the date of grant. The option price per share for stock options will be set in the grant, but will be equal to or greater than the fair market value of a share of Common Stock on the date of grant, except with respect to an Incentive Stock Option granted to a Ten Percent Shareholder (as defined) shall be at least 110% of the fair market value on the date of grant. The option exercise price may be paid with cash and/or shares of Common Stock. Options will be evidenced by stock option agreements in a form approved by the Committee and are transferable, to the extent vested at the death of an optionee, only except by will or descent. Under the Plan, no Covered Employee (as defined in Section 162(m)(3) of The Internal Revenue Code) may be granted more than 100,000 shares of Stock Options during any calendar year. With respect to Incentive Stock Options granted to any employee, the aggregate fair market value determined on the date of grant with respect to which any Incentive Stock Option is first exercisable shall not exceed $100,000.

         The granting of an option does not entitle the participant to any dividends, voting or other rights of a stockholder, unless and until the participant receives stock upon exercise of the option. Options which are not exercisable immediately upon being granted may be made immediately exercisable upon the occurrence of events determined by the Committee in its sole discretion to justify such immediate exercisability, such as retirement or disability.

STOCK APPRECIATION RIGHTS

         A stock appreciation right (SAR) is the right to payment for the appreciation in value of one share of Common Stock over a specified price. An SAR may be granted either in tandem with a stock option award or independently. If the SAR is granted in tandem with a stock option award, the payment is measured by the excess of the fair market value of the Common Stock at the time of exercise over the option price (which can not be less than the fair market value of the stock at the time of grant). If the SAR is granted independent of a stock option, the Committee will specify whether the award is a "regular" SAR or whether the award is a "book value" SAR. If the award is a "regular" SAR, the payment is measured by the excess of the fair market value of the stock at the time of exercise over the fair market value at the time of grant. If the award is a "book value" SAR, the payment is measured by the excess of the book value of the Common Stock at the time of exercise over the book value of the Common Stock at the time of grant.

         Stock appreciation payments, at the election of the participant, may be made in cash or Common Stock or a combination of both. The Committee must approve and election to receive cash and such election can only be made during certain window periods.

         An SAR issued pursuant to an option cannot be exercised less than six months after the grant except, in the discretion of the Commitee, in case of disability of the participant; an SAR issued independently is subject to the terms and conditions established on grant. SARs are deemed to be exercised on the last day of the Exercise Period, if not previously exercised, which may not extend more than ten years beyond the date of grant. SARs are transferable, to the extent vested at the death of an optionee, only by will or descent.

         The granting of an SAR does not entitle the participant to any dividend, voting or other rights of a stockholder, unless and until the participant receives stock upon the exercise of an SAR. SARs which are not exercisable immediately upon being granted may be made immediately exercisable upon the occurrence of events determined by the Committee in its sole discretion to justify such exercisability, such as retirement or disability. Under the Plan, no Covered Employee (as defined in Section 162(m)(3) of The Internal Revenue Code) may be granted more than 100,000 SARs during any calendar year.

PERFORMANCE SHARES

         A performance share award involves the grant of a right to receive a specified number of shares of the Common Stock upon satisfaction of certain performance-related objectives specified in the granting instrument. The performance-related objectives may relate to the individual, the Company, a department or a division of the Company and/or a group or class of participants. The measuring period used to establish the performance criteria will be specified by the Committee at the time of grant and may be subsequently waived or reduced, or the performance criteria may be adjusted, upon the occurrence of events determined by the Committee in its sole discretion to justify such waiver, reduction or adjustment. Under the Plan, no Covered Employee (as defined in Section 162(m)(3) of The Internal Revenue Code) may be granted more than 100,000 shares of Performance Shares during any calendar year.

INCOME TAX CONSEQUENCES

         The Federal income tax consequences of an award under the Incentive Plan depend on the type of award, as discussed below. The grant of a restricted share award or a performance share award does not immediately produce taxable income to a recipient or a tax deduction to the Company.

However, at the time the restrictions expire or the performance objectives have been achieved, as the case may be, a recipient will recognize taxable ordinary income in an amount equal to the fair market value of the stock on the date the restrictions expire or the performance criteria are achieved and the Company will be entitled to a corresponding income tax deduction. In the case of a restricted share award, during the restriction period, a recipient will be taxed on the dividends received from the restricted shares as additional compensation, and the Company will be entitled to a corresponding compensation deduction.

         Generally, a recipient of an incentive stock option will not recognize taxable income at the time of grant or exercise and the Company will not be entitled to an income tax deduction. Provided the minimum holding periods are satisfied, any gain on a disposition of stock acquired through an incentive stock option will be taxable to a recipient as long-term capital gain. If the minimum holding periods are not satisfied, a recipient will recognize ordinary income in the amount of the excess of the fair market value of the stock on the date the option is exercised over the option price, and the Company will be entitled to a corresponding income tax deduction.

         The grant of a nonqualified stock option does not result in taxable income to a recipient or a tax deduction for the Company. Upon exercise, a recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the option price, and the Company will be entitled to a corresponding income tax deduction.

         A recipient of a stock appreciation right will not recognize taxable income at the time the right is granted, and the Company will not be entitled to a tax deduction. However, ordinary taxable income will be recognized by a recipient and a corresponding deduction will be taken by the Company, at the time of exercise, in an amount equal to the cash and the fair market value of the stock received.

AMENDMENT AND TERMINATION

         The Board may amend, modify or terminate the Incentive Plan at any time, except that (1) further stockholder approval is required if such action
(i) materially increases the maximum number of shares of Common Stock which may be issued under the Incentive Plan, (ii) materially increases the benefits accruing to participants under the Incentive Plan, (iii) extends the period for granting awards under the Incentive Plan, or (iv) materially modifies the eligibility requirements for participation in the Incentive Plan; and (2) the consent of a participant is required if such action is not required by law or regulations and diminishes, reduces or cancels an award previously granted to such participant.

VOTE REQUIRED

         Approval of the Incentive Plan requires approval by the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.

         The Board of Directors recommends a vote FOR the proposal to adopt the Manor Care, Inc. 1995 Long-Term Incentive Plan. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice.

                      PROPOSED APPROVAL OF MANOR CARE, INC.
                        1995 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         On June 22, 1995, the Board of Directors unanimously approved the Manor Care, Inc. 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") subject to approval of the Stock Purchase Plan by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.

         The purposes of the Stock Purchase Plan are to build a proprietary interest among employees of the Company and to assist the Company in its goal of recruiting and retaining highly qualified employees at all levels of the organization.

         The following description of the Stock Purchase Plan is qualified in its entirety by reference to the Manor Care, Inc. 1995 Employee Stock Purchase Plan, a copy of which is attached as Exhibit B to this Proxy Statement. The amount of compensation that will accrue to the employees pursuant to the Stock Purchase Plan, if approved by the stockholders, is not currently determinable.

         The Stock Purchase Plan authorizes the purchase of a maximum of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Common Stock to eligible employees.


         The Stock Purchase Plan was drafted to obtain the benefits of the exemption from Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") provided by Rule 16b-3. Section 16(b) of the Exchange Act requires (1) directors, officers and holders of more than ten percent of an issuer's securities file statements with the Securities and Exchange Commission, reporting the purchase or sale of such securities and (2) provides for the recovery by the issuer of any profits realized by such persons resulting from the purchase and sale or sale and purchase of such securities within a period of six months. Section 16 potentially applies to directors and officers of the Company and stockholders who own 10% or more of the outstanding Common Stock (the "Section 16 Persons"). Generally, each quarterly purchase of Common Stock pursuant to the Plan on behalf of a participant who is also a
Section 16 Person would be deemed to be a new purchase for purposes of Section
16. Thus, a participant who is also a Section 16 Person would be required to file a statement on Form 4 each quarter a purchase was made on his behalf. Furthermore, to sell any shares without exposure to Section 16 liability could require a participant who is also a Section 16 Person to terminate his participation in the Plan and wait six months thereafter before selling any shares of Common Stock. Under Rule 16b-3, however, if the Plan is approved by the stockholders, such a participant would not be required to file a Form 4 each quarter a purchase under the Stock Purchase Plan was made on his behalf, nor would such purchases be subject to the six month trading limitations.

ELIGIBILITY

         Each employee of the Company and its subsidiaries having at least one year of continuous service on the first day of each January, April, July and October (an "Offering Date"), beginning January 1, 1996, is eligible to participate in the Stock Purchase Plan. All employees will be eligible to participate after completing one year of employment. Any employee who immediately after the grant of a right owns 5% or more of the Common Stock, however, would not be eligible to participate. The Company presently employs approximately 28,000 persons, of whom 21,000 meet the eligibility requirements set forth above. The Company anticipates that approximately 3,500 to 4,500 employees will elect to participate in the Stock Purchase Plan if approved by the stockholders at the Annual Meeting.

ADMINISTRATION

         The Stock Purchase Plan will be administered by the Board of Directors.

         Rights will be granted quarterly on each Offering Date, and are exercisable effective on the succeeding last trading day of March, June, September and December, respectively. Eligible employees may purchase shares of Common Stock through accumulation of payroll deductions (of not less than 2% nor more than 10% of compensation, as defined in the Stock Purchase Plan). No participant shall have the right to purchase shares of Common Stock under the Plan at a rate of more than $25,000 in value in any calendar year, such value to be based on the fair market value of the Common Stock as of the Offering
Date on which the participant becomes eligible to purchase Common Stock in such year under the terms of the Plan. At the end of each three month Offering Period, the Company will contribute cash equal to ten percent (10%) of the purchase price of the Common Stock, and the Company's designated transfer agent will use the aggregate employee payroll deductions and the Company contribution to purchase Common Stock in the open market. The agent will allocate the purchased Common Stock among the employee accounts in proportion to their payroll deductions. The Company will pay the administrative expenses for the purchase of the Common Stock, including broker's commissions, transfer fees and similar costs. On August 17, 1995, the closing price of the Common Stock on the New York Stock Exchange was $32.625.

AMENDMENT AND TERMINATION

         The Board of Directors may at any time amend or terminate the Stock Purchase Plan except that no such amendment may be made without the approval of stockholders, if such amendment would (i) materially increase the benefits accruing to participants under such plan, (ii) increase the number of shares which may be available for purchase under such plan, or (iii) materially modify the requirements as to eligibility for participation under such plan.

INCOME TAX CONSEQUENCES

         Generally, a recipient of stock acquired through the Stock Purchase Plan will not recognize taxable income until such recipient disposes of the stock and the Company will not be entitled to an income tax deduction. Provided the minimum holding periods are satisfied, upon disposition of stock acquired through the Stock Purchase Plan, the lesser of (1) the excess of the fair market value of the stock on the date of purchase over the exercise price paid; or (2) the excess of the fair market value of the stock at the time of disposition over the exercise price paid, will be taxable to a recipient as ordinary income (compensation), and the Company will not be entitled to a corresponding income tax deduction. Any additional gain will be taxable to such recipient as long-term capital gain. If the minimum holding periods are not satisfied, a recipient will recognize ordinary income (compensation) in the amount of the excess of the fair market value of the stock on the date of purchase over the exercise price paid, and the Company will be entitled to a corresponding income tax deduction. Any additional gain will be taxable to such recipient as long-term capital gain.

VOTE REQUIRED

         Approval of the Stock Purchase Plan requires approval by the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.

         The management of the Company recommends a vote FOR the proposal to adopt the Manor Care, Inc. 1995 Employee Stock Purchase Plan. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice.

                              CERTAIN TRANSACTIONS

         On September 1, 1994, Manor Care, Inc. entered into a Master Aircraft Lease Agreement with Wilderness Investment Company, Inc. ("Wilderness"), a corporation which is solely owned by Stewart Bainum. The lease, which permits the Company to lease from time to time a Cessna Citation VI owned by Wilderness at the rate of $1,150 per flight hour. During the 1995 fiscal year, the Company incurred a total of $40,399 for aircraft usage pursuant to the Lease.

         As of May 31, 1995, the Company purchased from Messrs. Hazard and Petitt 25 shares each, representing one-half of their shares, of CHI Common Stock. In accordance with a formula contained in an agreement dated December
20, 1994, the Company paid Messrs. Hazard and Petitt the sum of $13,683,704 each for such shares. After the transaction, Messrs. Hazard and Petitt each owned 25 shares of CHI Common Stock and the Company owned 850 shares of CHI Common Stock.

         In the opinion of management, the foregoing transactions were on terms at least as advantageous to the Company as could have been obtained from non-affiliated persons.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen & Co. has been the Company's independent public accountants since June 1976. In the Spring of 1996, the Board of Directors will select the Company's independent public accountants to audit the accounts of the Company for the current fiscal year. Representatives of Arthur Andersen & Co. are expected to be present at the Meeting, and will have an opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions.

                STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

         The Company's 1996 Annual Meeting is presently scheduled to be held on September 12, 1996. Stockholder proposals must be submitted to the Secretary no later than April 12, 1996, in order to be eligible for inclusion in the Company's proxy materials for such meeting.

                                 OTHER BUSINESS

         As of the date of the Proxy Statement, management does not know of any business other than that mentioned above which will be presented for consideration. However, if any other matter should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matter.

         After the business session and a report to the stockholders on the progress of the Company, a discussion period will take place during which stockholders will have an opportunity to discuss matters of interest concerning the Company.


------------------------

A COPY OF THE COMPANY'S 1995 FORM 10-K (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE TO STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN

REQUEST TO THE ASSISTANT TREASURER OF MANOR CARE, INC., 10750 COLUMBIA PIKE, SILVER SPRING, MARYLAND 20901. THE REPRODUCTION COST WILL BE CHARGED IF EXHIBITS ARE REQUESTED.

                                    EXHIBIT A

                                MANOR CARE, INC.
                          1995 LONG-TERM INCENTIVE PLAN


SECTION ONE.  DESIGNATION AND PURPOSE OF PLAN

         The purpose of the Manor Care, Inc. 1995 Long-Term Incentive Plan (the "Plan") is to increase the ownership of Company Stock by those officers, professional staff and other key employees who are mainly responsible for the continued growth and development and financial success of the Company and its subsidiaries. Such stock ownership gives such employees a proprietary interest in the Company which induces them to continue in its employ. The Plan also enables the Company to attract and retain such employees and reward them for the continued profitable performance of Manor Care, Inc.

SECTION TWO.  DEFINITIONS

         The following definitions are applicable herein:

         A. "Award" - Individually or collectively, Options, Stock Appreciation Rights, Performance Shares or Restricted Stock granted hereunder.

         B. "Award Period" - the period of time during which a Stock Appreciation Right which has not been granted pursuant to an Option may be exercised. The Award Period shall be set forth in the document issuing the Stock Appreciation Right to the selected Eligible Employee.

         C. "Board" - the Board of Directors of the Company.

         D. "Book Value" - the book value of a share of Stock determined in accordance with the Company's regular accounting practices as of the last business day of the month immediately preceding the month in which a Stock Appreciation Right is exercised as provided in Section Nine D.

         E. "Code" - the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

         F. "Committee" - the Key Executive Stock Option Plan Committee appointed to administer the Plan pursuant to Section Four.

         G. "Company" - Manor Care, Inc., including any present or future "subsidiary corporation" as such term is defined in Section 424(f) of the 1986 Internal Revenue Code, as amended.

         H. "Covered Employee" - an individual described in Section 162(m)(3) of the Code.

         I. "Date of Grant" - the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

         J. "Eligible Employee" - any person employed by the Company or a Subsidiary on a regularly scheduled basis who satisfies all of the requirements of Section Six.

         K. "Exercise Period" - the period or periods during which a Stock Appreciation Right is exercisable as described in Section Nine B.

         L. "Fair Market Value" - the fair market value of the Stock as determined in accordance with Section Eight D.

         M. "Incentive Stock Option" - an incentive stock option within the meaning of Section 422 of the Code.

         N. "Option" or "Stock Option" - either a nonqualified stock option or an Incentive Stock Option granted under Section Eight. It also means any Option which remains after a Participant has exercised his Option with respect to part of the shares covered by a Stock Option Agreement as described in Section Eight B.

         O. "Option Period" or "Option Periods" - the period or periods during which an Option is exercisable as described in Section Eight E.

         P. "Option Price" - the price, expressed on a per share basis, for which the Company Stock can be acquired by the holder of an Option pursuant to the exercise of such Option.

         Q. "Participant" - an Eligible Employee of the Company or a Subsidiary who has been granted an Option, a Stock Appreciation Right, a Performance Share Award or a Restricted Stock Award under this Plan.

         R. "Performance Share" - an Award granted under Section Ten.

         S. "Restricted Stock" - an Award granted under Section Seven.

         T. "Stock" and "Company Stock" - the common stock of the Company.

         U. "Stock Appreciation Right" - an Award granted under Section Nine.

         V. "Subsidiary" - any corporation of which fifty percent (50%) or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

         W. "Ten Percent Shareholder" - a Participant who, at the Date of Grant, owns directly or indirectly (within the meaning of Section 424(d) of the Internal Revenue Code) stock possessing more then ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary thereof.

         X. Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine.

SECTION THREE.  EFFECTIVE DATE, DURATION AND STOCKHOLDER APPROVAL

         A. Effective Date and Stockholder Approval. Subject to the approval of the Plan by a majority of the outstanding shares of Stock voted at the 1995 Annual Meeting of Stockholders, the Plan shall be effective as of June 21, 1995.

         B. Period for Grant of Awards. Awards may be made as provided herein for a period of ten (10) years after June 21, 1995.

SECTION FOUR.  ADMINISTRATION

         A. Appointment of Committee. The Board of Directors shall appoint one or more Key Executive Stock Option Plan Committees which shall consist of not less than two (2) members of such Board of Directors and which members shall be disinterested persons as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or such greater number of members which may be required by said Rule 16b-3). In addition, such Board of Directors shall designate a member of the Committee to act as Chairman of the Committee, and such Board of Directors may remove any member of the Committee at any time and appoint any director to fill any vacancy on the Committee.

         B. Committee Meetings. The Committee shall hold its meetings at such times and places as specified by the Committee Chairman. A majority of the Committee shall constitute a quorum. All actions of the Committee shall be taken by all of the members of the meeting duly called by its Chairman; provided, however, any action taken by a written document signed by a majority of the members of the Committee shall be as effective as action taken by the Committee at a meeting duly called and held.

         C. Committee Powers. Subject to the provisions of this Plan, the Committee shall have full authority in its discretion to (i) designate the Participants to whom Awards shall be granted, (ii) determine the number of shares to be made available under each such Award, (iii) determine the period or periods in which the Participant may exercise such Award (iv) determine the date when such Award expires, (v) determine the price for Stock under such Award, and
(vi) determine the grounds of forfeiture of an Award. The Committee shall have all powers necessary to administer the Plan in accordance with its terms, including the power to interpret this Plan and resolve all questions arising thereunder. The Committee may prescribe such rules and regulations for administering this Plan as the Committee deems appropriate.

SECTION FIVE.  GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES SUBJECT TO
AWARD

         The Committee may, from time to time, grant Awards to one or more Eligible Employees, provided that (i) subject to any adjustment pursuant to Section Eleven, the aggregate number of shares of Stock subject to Stock Options, Stock Appreciation Rights, Performance Share Awards or Restricted Stock Awards under this Plan may not exceed 1,110,122 shares; (ii) to the extent that a Stock Option, Stock Appreciation Right, Performance Share Award or Restricted Stock Award lapses or the rights of the Participant to whom it was granted terminate, expire or are cancelled for any other reason, in whole or in part, shares of Stock (or remaining shares) subject to such Award shall again be available for the grant of an Award under the Plan (provided that the forfeiting Participant received no benefits of ownership from the Stock, such as dividends); and (iii) Shares delivered by the Company under the Plan may be authorized and unissued Stock, Stock held in the treasury of the Company or Stock purchased on the open market (including private purchases) in accordance with applicable securities laws. In determining the size of Awards, the Committee shall take into account the responsibility level, performance, potential, and cash compensation level of a Participant, and the Fair Market Value of the Stock at the time of Awards, as well as such other considerations it deems appropriate.

SECTION SIX.  ELIGIBILITY

         Key employees of the Company and its Subsidiaries (including employees who are members of the Board, but excluding directors who are not employees) who, in the opinion of the Committee, are mainly responsible for the continued growth and development and financial success of the business of the Company or one or more of its Subsidiaries shall be eligible to be granted Awards under the Plan. Subject to the provisions of the Plan, the Committee may from time to time select from such eligible persons those to whom Awards shall be granted and determine the nature and amount of each Award. No employee of the Company or its Subsidiaries shall have any right to be granted an Award under this Plan. A member of the Committee shall not be eligible for any Award hereunder.

SECTION SEVEN.  RESTRICTED STOCK AWARDS

         A. Grants of Shares of Restricted Stock. An Award made pursuant to this Section Seven shall be granted in the form of shares of Stock, restricted as provided in this Section Seven. Shares of the Restricted Stock shall be issued to the Participant without the payment of consideration by the Participant. The shares of Restricted Stock shall be issued in the name of the Participant and shall bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the shares of Restricted Stock until the expiration of the restriction period.

         The Committee may also impose such other restrictions and conditions on the shares of Restricted Stock as it deems appropriate.

         B. Restriction Period. At the time a Restricted Stock Award is made, the Committee may establish a restriction period applicable to such Award which shall not be more than ten (10) years. Each Restricted Stock Award may have a different restriction period, at the discretion of the Committee. In addition to or in lieu of a restriction period, the Committee may establish a performance goal which must be achieved as a condition to the retention of the Restricted Stock. The performance goal may be based on the attainment of specified types of performance measurement criteria, which may differ as to various Participants or classes or categories of Participants. Such criteria may include, without limitation, the attainment of certain performance levels by the individual Participant, the Company, a department or division of the Company and/or a group or class of participants. Any such performance goals, together with the ranges of Restricted Stock Awards for which the Participants may be eligible shall be set from time to time by the Committee and shall be timely communicated to the Eligible Employees in advance of the commencement of the performance of services to which such performance goals relate. The total number of shares of Restricted Stock which may be granted to any single Covered Employee under this Plan during any calendar year shall be limited to 100,000.

         C. Forfeiture or Payout of Award. In the event a Participant ceases employment during a restriction period, or in the event performance goals attributable to a Restricted Stock Award are not achieved, subject to the terms of each particular Restricted Stock Award, and subject to discretionary action by the Committee as set forth below in Section Thirteen, a Restricted Stock Award is subject to forfeiture of the shares of stock which had not previously been removed from restriction under the terms of the Award.

         Any shares of Restricted Stock which are forfeited will be transferred to the Company.

         Upon completion of the restriction period and satisfaction of any performance-goal criteria, all restrictions upon the Award will expire and new certificates representing the Award will be issued without the restrictive legend described in Section Seven A. As a condition precedent to receipt of the new certificates, the Participant (or the designated beneficiary or personal representative of the Participant) will agree to make payment to the Company in the amount of any taxes, payable by the Participant, which are required to be withheld with respect to such shares of Stock.

SECTION EIGHT.  STOCK OPTIONS

         A. Grant of Option. One or more Options may be granted to any Eligible Employee. Upon the grant of an Option to an Employee, the Committee shall specify whether the Option is intended to constitute a non-qualified stock option or an Incentive Stock Option. The total number of shares of Stock subject to Options which may be granted to any single Covered Employee under this Plan during any calendar year shall be limited to 100,000.

         B. Stock Option Agreement. Each Option granted under the Plan shall be evidenced by a written "Stock Option Agreement" between the Company and the Participant containing such terms and conditions as the Committee determines, including, without limitation, provisions to qualify Incentive Stock Options as such under Section 422 of the Code. Such agreements shall incorporate the provisions of this Plan by reference. The date of granting an Option is the date specified in the written Stock Option Agreement which is signed by the Participant and the Company.

         C. Determination of Option Price. The Option price for Stock shall be not less than 100% of the fair market value of the Stock on the date of grant. Notwithstanding the foregoing, in the case of an Option which is designed to qualify as an Incentive Stock Option (as defined in Section 422 of the Code) which is granted to a Ten Percent Shareholder, the Option Price shall not be less than 110% of such fair market value.

         D. Determination of Fair Market Value. The fair market value of the Stock on the date of granting an Option shall be the mean of the high and low prices at which the Stock was sold on the market on such date. In the event no such sales of Stock occurred on such date, the fair market value of the Stock shall be determined by the Committee in accordance with applicable Regulations of the Internal Revenue Service.

         E. Term of Option. The term of an Option may vary within the Committee's discretion; provided, however, that the term of an Option shall not exceed ten (10) years from the date of granting the Option to the Participant, and, to this end, all Options granted pursuant to this Plan must provide that each such Option cannot be exercised after the expiration of ten (10) years from the date each such Option is granted. Notwithstanding the foregoing, in the case of any Option which is designed to qualify as an Incentive Stock Option (as defined in Section 422 of the Code) which is granted to a Ten Percent Shareholder, the term of such Option may not exceed five (5) years from the date of grant of such Option.

         F. Limitation on Exercise of Option. The Committee may limit an Option by restricting its exercise in whole or in part for specified periods.

         G. Method of Exercising an Option. Subject to the terms of a particular Option, a Participant may exercise it in whole or in part by written notice to the Secretary of the Company stating in such written notice the number of shares of Stock such Participant elects to purchase under his Option.

         H. No Obligation to Exercise Option. A Participant is under no obligation to exercise an Option or any part thereof.

         I. Payment for Option Stock. Stock purchased pursuant to an Option shall be paid in full at the time of purchase. Payment may be made (a) in cash,
(b) with the approval of the Committee, by delivery to the Company of shares of Stock having an aggregate fair market value equal to the exercise price, or (c) a combination of (a) and (b). Payment may also be made, in the discretion of the Committee, by delivery (including by facsimile transmission) to the Company or its designated agent of an executed irrevocable Option exercise form together with irrevocable instructions to a broker-dealer to sell (or margin) a sufficient portion of the shares and deliver the sale (or margin loan) proceeds directly to the Company to pay for the exercise price. Upon receipt of payment and subject to paragraph J of this Section Eight, the Company shall, without transfer or issue tax to the Participant or other person entitled to exercise the Option, deliver to the Participant (or other person entitled to exercise the Option) a certificate or certificates for such shares.

         J. Delivery of Stock to Participant. The Company shall undertake and follow all necessary procedures to make prompt delivery of the number of shares of Stock which the Participant elects to purchase upon exercise of an Option granted under this Plan. Such delivery, however, may be postponed, at the sole discretion of the Company, to enable the Company to comply with any applicable procedures, regulations or listing requirements of any government agency, stock exchange or regulatory authority.

         K. Failure to Accept Delivery of Stock. If a Participant refuses to pay for Stock which he has elected to purchase under his Option, in accordance with the terms of payment, which had previously been agreed upon, his Option shall thereupon, at the sole discretion of the Committee, terminate, and such funds previously paid for unissued Stock shall be refunded. Stock which has been previously issued to the Participant and been fully paid for shall remain the property of the Participant and shall be unaffected by such termination.

         L. Non-Transferability of Options. During the lifetime of a Participant, an Option granted to him may be exercised only by him. It may not be sold, assigned, pledged or otherwise transferred except by will or by the laws of descent and distribution. No Option or any right thereunder shall be subject to execution, attachment or similar process. Upon any attempt by a Participant to so sell, assign, pledge or otherwise transfer any Option, or any right thereunder, contrary to the provisions hereof, the Option and all rights thereunder shall immediately become null and void.

         M. Stock Restriction. Stock that a Participant receives upon exercise of an Option, if such exercise occurs before six (6) months have elapsed from the Date of Grant of a Option, shall bear a restrictive legend prohibiting sale, transfer, pledge, or hypothecation of such stock for a period of six (6) months from the Date of Grant of the Option.

         N. Purchase for Investment

                  (a) Written Agreement by Participants. Unless a registration statement under the Securities Act of 1933 is then in effect with respect to the Stock a Participant receives upon exercise of his Option, a Participant shall acquire the Stock he receives upon exercise of his Option for investment and not for resale or distribution and he shall furnish the Company with a written statement to that effect when he exercises his Option and a reference to such investment warranty shall be inscribed on the Stock certificate(s).

                  (b) Registration Requirement. Each Option shall be subject to the requirement that, if at any time the Board determines that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or Federal law is necessary or desirable as a condition of, or in connection with, the issuance of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration or qualification shall have been effected or obtained (and the same shall have been free of any conditions not acceptable to the Board).

         O. Special Limitations on Exercise of Incentive Stock Options. The aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Stock with respect to which any Incentive Stock Option is first exercisable during any calendar year shall not exceed $100,000.

SECTION NINE.  STOCK APPRECIATION RIGHTS

         A. Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted under the Plan in conjunction with an Option either at the time of grant or by amendment or may be separately awarded. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. However, the total number of Stock Appreciation Rights which may be granted to a single Covered Employee under this Plan during any calendar year shall be limited to 100,000.

         B. Right to Exercise; Exercise Period. A Stock Appreciation Right issued pursuant to an Option shall be exercisable to the extent the Option is exercisable. Both such Stock Appreciation Right and the Option to which it relates shall not be exercisable during the six (6) months following their respective Dates of Grant except, in the discretion of the Committee, in the event of the disability of the Participant. A Stock Appreciation Right issued independent of an Option shall be exercisable pursuant to such terms and conditions established in the grant.

         C. Automatic Redemption of Unexercised Stock Appreciation Rights. If on the last day of the Option Period, in the case of a Stock Appreciation Right granted pursuant to an Option, or the specified Award Period, in the case of a Stock Appreciation Right issued independent of an Option, the Participant has not exercised such Stock Appreciation Right, then such Stock Appreciation Right shall be automatically redeemed by the Company for an amount equal to the payment that would otherwise have been made to the Participant if the Participant had chosen to exercise the Stock Appreciation Right on the last day of the Option Period or the specified Award Period, as the case may be.

         D. Rights Upon Exercise. An exercisable Stock Appreciation Right granted pursuant to an Option shall entitle the Participant to surrender unexercised the Option or any portion thereof to which the Stock Appreciation Right is attached, and to receive in exchange for the Stock Appreciation Right a payment (in cash or Stock or a combination thereof as described below) equal to the Fair Market Value of one share of Stock at the date of exercise minus the Option Price times the number of shares called for by the Stock Appreciation Right (or portion thereof) which is so exercised. With respect to the issuance of Stock Appreciation Rights which are not granted pursuant to an Option, the Committee shall specify upon the Date of the Grant of the Stock Appreciation Right whether the Stock Appreciation Right is a "regular" Stock Appreciation Right or a "book value" Stock Appreciation Right. Upon the exercise of a regular Stock Appreciation Right, the Participant will receive a payment equal to the Fair Market Value of one share of Stock at the date of exercise minus the Fair Market Value of one share of Stock as of the Date of Grant of the Stock Appreciation Right times the number of shares called for by the Stock Appreciation Right (or portion thereof) which is so exercised. Upon the exercise of a book value Stock Appreciation Right, the Participant will receive a payment equal to the Book Value of one share of Stock at the date of exercise minus the Book Value of one share of Stock as of the Date of the Grant of the Stock Appreciation Right times the number of shares called for by the Stock Appreciation Right (or portion thereof) which is so exercised.

         If the Participant elects to receive cash in full or partial settlement of the Stock Appreciation Right (i) the Committee must consent to or disapprove such election and (ii) the election and the exercise must be made during the period beginning on the 3rd business day following the date of public release of quarterly or year-end earnings and ending on the 12th business day following the date of public release of quarterly or year-end earnings. The value of any Stock to be received upon exercise of a Stock Appreciation Right shall be the Fair Market Value of the Stock on such date of exercise. Stock Appreciation Right is exercised. To the extent that a Stock Appreciation Right issued pursuant to an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

         E. Nontransferable. A Stock Appreciation Right shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant.

SECTION TEN.  PERFORMANCE SHARES

         A. Grant of Performance Share Units. Awards made pursuant to this Section Ten shall be granted in the form of Performance Shares, subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. Performance Shares shall be issued to the Participant without the payment of consideration by the Participant. Awards shall be based on the attainment of specified types and combination of performance measurement criteria, which may differ as to various Participants or classes or categories of Participants. Such criteria may include, with limitation, the attainment of certain performance levels by the individual Participant, the Company, a department or division of the Company and/or a group or class of Participants. Such criteria, together with the ranges of Performance Shares from which employees may be eligible shall be set from time to time by the Committee and shall be timely communicated to the Eligible Employees in advance of the performance of services to which the performance criteria relate. The total number of Performance Shares which may be granted to any single Covered Employee under this Plan during any calendar year shall be limited to 100,000.

         B. Performance Period. The measuring period to establish the performance criteria set forth in a Performance Share Award shall be determined by the Committee. Notwithstanding the other provisions of this Section, a Performance Share Award may initially provide, or the Committee may at any time thereafter, but no more frequently than once in any six (6) month period, amend it to provide, for waiver or reduction of the measuring period and, if appropriate, for adjustment of the performance criteria set forth in the Performance Share Award, upon the occurrence of events determined by the Committee in its sole discretion to justify such waiver, reduction or adjustment.

         C. Form of Payment. Upon the completion of the applicable measuring period, a determination shall be made by the Committee in accordance with the Award as to the number of shares of Stock to be awarded to the Participant. The appropriate number of shares of Stock shall thereupon be issued to the Participant in accordance with the Award in satisfaction of such Performance Share Award.

SECTION ELEVEN.  CHANGES IN CAPITAL STRUCTURE

         In the event of a change in the capital structure of the Company, the number of shares specified in Section Five of this Plan, the number of shares covered by each outstanding Award and the price per share shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from the splitting or consolidation of shares, or the payment of a stock dividend, or effected in any other manner without receipt of additional or further consideration by the Company.

SECTION TWELVE.  CORPORATE REORGANIZATION OR DISSOLUTION

         A. Discontinuation of the Plan. The Plan shall be discontinued in the event of the dissolution or liquidation of the Company or in the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization and no plan or agreement respecting the Reorganization is established which specifically provides for the continuation of the Plan and the change, conversion, or exchange of the stock relating to existing Awards under this Plan for securities of another corporation. Upon the dissolution of the Plan in connection with an event described in this Paragraph A, all Awards shall become fully vested and all outstanding Options and Stock Appreciation Rights shall become immediately exercisable by the holder thereof. Any Options or Stock Appreciation Rights granted under the Plan may be terminated as of a date fixed by the Committee, provided that no less than fifteen (15) days written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period to exercise all or any portion of such Options or Stock Appreciation Rights. Any Stock Appreciation Rights not so exercised shall be redeemed.

         B. Continuation of the Plan Upon a Reorganization. In the event of a Reorganization (as hereinafter defined) (i) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, and (ii) with respect to which there is a reorganization agreement which undertakes to continue the Plan and to provide for the change, conversion or exchange of the Stock attributable to outstanding Awards for securities of another corporation, then the Plan shall continue and the Committee shall adjust the shares under such outstanding Awards (and shall adjust the shares remaining under the Plan which are then to be available for the grant of additional Awards under the Plan, if the reorganization agreement makes specific provisions therefor), in a manner not inconsistent with the provisions of the reorganization agreement and this Plan for the adjustment, change, conversion or exchange of such Awards.

         The term "Reorganization" as used in this Section Twelve shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.

         C. Adjustments and Determinations. Adjustments and determinations under this Section Twelve shall be made by the Committee, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

SECTION THIRTEEN.  RETIREMENT AND DISABILITY

         The Committee may, in its discretion, waive the forfeiture, termination, or lapse of an Award in the event of retirement or disability of a Participant (each as determined by the Committee, in its discretion). Exercise of such discretion by the Committee in any individual case, however, shall not be deemed to require, or to establish a precedent suggesting such exercise in any other case.

SECTION FOURTEEN.  MISCELLANEOUS PROVISIONS.

         A. Nontransferability. No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect whatsoever. Payment shall be made only to the Participant entitled to receive the same or said Participant's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant (or a person entitled to such sum pursuant to the terms of this Plan) shall constitute payment to that Participant (or such person).

         B. No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an officer or employee of the Company or any of its Subsidiaries.

         C. Tax Withholding. Either the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state or local taxes as it deems to be required by law to be withheld with respect to such cash payments. In the case of Awards paid in Stock, the employee or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Stock. At the request of a Participant, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive the same.

         D. Fractional Shares. Any fractional shares concerning Awards shall be eliminated at the time of payment by rounding down for fractions of less than one-half and rounding up for fractions of equal to or more than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

         E. Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act"), any of the shares of Stock issued, delivered or paid in settlement under the Plan. If Stock awarded under the Plan may in certain circumstances by exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

         F. Severance. Subject to the provision of Paragraph B of this Section Fourteen, in the event a Participant's employment with the Company terminates, his rights under any Award which constitutes an Option or a Stock Appreciation Right terminates one (1) month from the date of such termination of employment. Such rights shall be exercisable only to the extent the Participant was entitled to exercise such rights under the Award on the date of such termination of employment.

         G. Death. If a Participant dies prior to the full exercise of his Option and/or Stock Appreciation Right, his Option to purchase Stock under such Option and/or Stock Appreciation Right may be exercised to the extent, if any, that Participant would be entitled to exercise it at the date of the death of the Participant by the person to whom the Option and/or Stock Appreciation Right shall pass by will or by the laws of descent and distribution within twelve (12) months of thedeath of the Participant or the expiration of the term of the Option and/or Stock Appreciation Right whichever date is sooner.

         H. Limitation. In no event may an Option be exercised by anyone after the expiration date provided for in Section Eight of the Plan.

         I. Governing Law. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Maryland, without regard to its principles of conflict of laws.

         J. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles and headings, shall control.

SECTION FIFTEEN.  AMENDMENT OF PLAN.

         A. Discretion of the Board. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) no action may be taken without stockholder approval which materially increases the benefits accruing to Participants pursuant to the Plan, materially increases the number of securities which may be issued pursuant to the Plan (except as provided in Section Eleven), extends the period for granting Options under the Plan or materially modifies the requirements as to eligibility for participation in the Plan and (ii) no such action may be taken without the consent of the Participant to whom any Award shall theretofore have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder.

         B. Automatic Termination. This Plan shall terminate on June 21, 2005. Awards may be granted under this Plan at any time and from time to time prior to the termination of the Plan. Any Award outstanding at the time the Plan is terminated shall remain in effect until said Award is exercised or expires.

                                    EXHIBIT B

                                MANOR CARE, INC.
                        1995 EMPLOYEE STOCK PURCHASE PLAN

SECTION ONE.  PURPOSES

         The Manor Care, Inc. 1995 Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Manor Care, Inc. and its Subsidiaries (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. Such stock ownership induces such employees to continue in the employ of the Company. The Plan also enables the Company to attract and retain such employees. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under
Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

SECTION TWO.  DEFINITIONS

         A. Agent. The term "Agent" shall have the meaning set forth in Section Thirteen hereof.

         B. Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Company or any individual or committee to which the Board of Directors has delegated authority to act with respect to a specific activity.

         C. Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

         D. Common Stock. The term "Common Stock" shall mean the $.10 par value Common Stock of the Company.

         E. Company. The term "Company" shall mean Manor Care, Inc., a Delaware corporation.

         F. Compensation. The term "Compensation" shall mean basic cash compensation, before any payroll deductions for taxes or any other purposes, including regular commissions paid by the Company or a Subsidiary to a Participant in respect of the service of such Participant to the Company or a Subsidiary during an Offering Period increased by any amounts with respect to which the Participant has elected to defer or reduce remuneration for federal income tax purposes (i) under the Manor Care, Inc. Retirement Savings and Investment Plan, (ii) under the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan, or (iii) under any "cafeteria plan" (as described in Section 125 of the Code) maintained by the Company or a Subsidiary. Compensation shall not include any amounts paid to the Participant as (i) bonuses, (ii) overtime pay, (iii) any amounts paid during that Offering Period on account of the Participant under any other employee pension benefit plan (as defined in Section 3(2) of ERISA), and (iv) except as otherwise provided in the preceding sentence, any amounts which are not includible in the income of the Participant for federal income tax purposes.

         G. Continuous Service. The term "Continuous Service" as of any date shall mean the period determined by the Company, on a uniform basis for employees similarly situated, to represent the then unbroken period of service of an employee as an employee of the Company or of a Subsidiary designed by the Board of Directors to participate in the Plan; provided, however, that in the case of such a Subsidiary, Continuous Service shall not include service prior to the date of its affiliation with the Company, unless the Board of Directors otherwise provides for recognition of such service. A break in Continuous Service shall be deemed to have occurred whenever an employee voluntarily or involuntarily ceases to be an employee. The transfer by an employee from one corporation to another corporation participating in the Plan shall not affect the Continuous Service of the employee.

         H. Designated Subsidiary. The term "Designated Subsidiary" shall mean a Subsidiary designated by the Board of Directors to participate in the Plan.

         I. ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         J. Market Price. The term "Market Price" shall mean the price at which the Agent purchases Common Stock in accordance with Section Thirteen hereof.

         K. Nominee. The term "Nominee" shall have the meaning as set forth in Section Seven hereof.

         L. Offering Date. The term "Offering Date" shall mean the first day of each January, April, July and October, commencing January 1, 1996.

         M. Offering Period. The term "Offering Period" shall mean a three-month period commencing with an Offering Date and ending with the following Purchase Date.

         N. Option. The term "Option" shall mean the right of a Participant to acquire Common Stock pursuant to the provisions of the Plan.

         O. Participant. The term "Participant" shall mean an eligible employee who has authorized payroll deductions for the purchase of Common Stock under the Plan in accordance with Section Four hereof.

         P. Purchase Date. The term "Purchase Date" shall mean the last trading day of each March, June, September, and December, commencing March, 1996 or if a pay period ends on the last day of a calendar quarter, the next trading day.

         Q. Retirement. The term "Retirement" shall mean termination of employment of a Participant on or after the sixty-fifth birthday of the Participant.

         R. Section 16 Person. The term "Section 16 Person" shall mean any Participant subject to the limitations of Section 16 of the Securities Exchange Act of 1934, as amended.

         S. Subsidiary. The term "Subsidiary" shall mean a Subsidiary corporation of the Company as defined by Section 424(f) of the Code.

         T. Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine.

SECTION THREE.  ELIGIBILITY

         All employees of the Company, or Designated Subsidiaries of the Company, who shall have completed one year of Continuous Service as of any Offering Date, shall be eligible to participate in the Plan, provided that (i) no employee shall be eligible who, immediately after any Option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (applying the rules of Section 424(d) of the Code in determining stock ownership), (ii) no Director of the Company or of any Subsidiary, who is not an officer or other employee of any thereof, shall participate in the Plan and
(iii) no employee shall be eligible whose customary employment is twenty hours or less per week or whose customary employment is for not more than five months in any calendar year.

SECTION FOUR.  METHOD OF PURCHASE

         A. On each Offering Date, each Participant shall be granted the right to purchase such number of shares of Common Stock as may be purchased, as provided herein, by a sum equal to (i) the amount of the Compensation of the Participant deducted in accordance with the following paragraph of this Section Four during an Offering Period and (ii) the amount of the share of the Participant of the contribution of the Company during such Offering Period.

         An eligible employee shall become a Participant in the Plan by authorizing payroll deductions for the purchase of Common Stock under the Plan prior to an Offering Date with instructions for the purchase of Common Stock under the Plan. At the time a Participant files his or her authorization, the Participant shall elect to have deductions made from his or her pay on each payday during the time he or she is a Participant at a rate not less than two percent (2%) and not in excess of ten percent (10%) in whole percentages of his or her Compensation. All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account. No interest will be paid on funds in the account of a Participant.

         A Participant shall be deemed to have continued his or her most recent election to participate in the Plan for the next Offering Period unless he or she notifies the Company on or before the twentieth day of the month preceding the beginning of the next Offering Period that he or she elects not to participate in the Plan for the next Offering Period. Such notice may not be revoked. A Section 16 Person who gives such notice shall not again be eligible to participate in the Plan before the elapse of the next two full Offering Periods. Similarly, a Participant may elect to increase or decrease the amount of his or her payroll deduction on or before the twentieth day of the month preceding the beginning of the next Offering Period, such increase or decrease to be effective at the beginning of the next Offering Period.

         On or before each Purchase Date, the Company shall contribute to the Agent an amount equal to ten percent (10%) of the purchase price of the Common Stock. The Agent shall cause all the proceeds received from contributions of the Participant and the contribution of the Company to be applied to the open market purchase of Common Stock. The account of each Participant shall be credited with the number of shares of Common Stock equal to the sum of the contributions of the Participant and the share of the Participant of the contribution of the Company applied by the Agent to the purchase of Common Stock divided by the average price per share of Common Stock purchased by the Agent. Unless the Company otherwise directs, the Agent may, but shall not be obligated to, allocate fractional shares of Common Stock for any Participant or purchase shares of Common Stock in odd lots. Upon termination of an account, any fractional shares in the Participant's account will be sold, and the proceeds therefrom shall be delivered to such Participant. In the event fractional shares are not allocated to the accounts of Participants under the Plan, any accumulated payroll deductions which would have been used to purchase fractional shares shall remain in the accounts of Participants. No interest will be paid on such funds in accounts of Participants and shall be deemed to be a payroll deduction of the next Offering Period.

         B. No Participant shall have the right to purchase Common Stock under the Plan at a rate of more than $25,000 in value thereof in any calendar year, such value to be based on the fair market value per share of the Common Stock as of the Offering Date on which a Participant becomes eligible to purchase Common Stock in such year under the terms of the Plan.

         C. A Participant may not increase or reduce the amount of his or her payroll deduction during an Offering Period, provided, however, that a Participant may reduce the amount of his or her payroll deduction to zero at any time during the Offering Period in which case the employee may not participate again in the Plan until the following Offering Period, except that if the employee is a Section 16 Person then he or she shall not again be eligible to participate in the Plan before the elapse of the next two full Offering Periods. A Participant shall be deemed to have elected to purchase all of the shares which his or her authorized payroll deductions and share of the contribution of the Company would purchase on a Purchase Date.

         D. If at any time the number of shares as to which Options have been granted shall exceed the remaining number of shares authorized for purchase under the Plan, the number of shares which may be purchased by each Participant shall be reduced proportionately.

         E. At any time prior to a Purchase Date the Board of Directors may terminate the Plan without any obligation whatsoever to the Participants, other than to refund to each Participant, without interest, any sum accumulated for him or her by payroll deductions.

SECTION FIVE.  WITHDRAWALS

         A Participant may withdraw funds in his or her account under the Plan only by withdrawal from the Plan; in the event of the withdrawal of the Participant, he or she shall not be eligible to participate in the Plan until the next Offering Date, except that if the withdrawing Participant is a Section 16 Person then he or she shall not again be eligible to participate in the Plan before the elapse of the next two full Offering Periods.

SECTION SIX.  TERMINATION OF EMPLOYMENT

         A. Upon termination of the employment of a Participant for any reason, excluding death while in the employ of the Company or a Designated Subsidiary or Retirement, the Common Stock and/or cash credited to his or her account and not used to purchase shares will be returned to the Participant within sixty days after the end of the then current Offering Period or as soon as administratively practicable thereafter. As an alternative to a distribution of Common Stock, a Participant may request that the Agent sell the Common Stock in the account of a Participant and forward the net proceeds to such person or persons.

         B. Upon termination of the employment of a Participant because of (i) death, or (ii) Retirement, his or her beneficiary (as defined in Section Nine), or the Participant, as the case may be, shall have the right to elect, by written notice given to the Secretary of the Company prior to the expiration of the period of thirty days commencing with the date of the death of the Participant, or Retirement of the Participant, as the case may be, either

         (i) to withdraw all of the payroll deductions credited to the account of the Participant under the Plan or

         (ii) to exercise the Option of the Participant on the Purchase Date next following the date of the death of the Participant or Retirement of the Participant, as the case may be, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the account of the Participant at the date of the death of the Participant or Retirement of the Participant, as the case may be, and the proportionate share of the contribution of the Company, will purchase at the applicable Purchase Price, and any excess in such account will be returned to said beneficiary or Participant, as the case may be.

In the event that no such written notice of election shall be duly received by the office of the Secretary of the Company, the beneficiary or Participant, as the case may be, shall automatically be deemed to have elected to withdraw the payroll deductions credited to the account of the Participant at the date of the death or Retirement of the Participant, as the case may be, and the same will be paid to the said beneficiary or Participant within sixty days after the end of the current Offering Period or as soon as administratively practicable thereafter.

         In addition, upon termination of the employment of a Participant because of (i) death, or (ii) Retirement, the Common Stock and/or cash (except as otherwise provided in this Section Six B) shall be distributed to the Participant or to the person or persons entitled thereto under Section Nine within sixty days after the end of the current Offering Period or as soon as administratively practicable thereafter. As an alternative to a distribution of Common Stock, a Participant or such person or persons entitled to receive the account of a Participant under Section Nine may request that the Agent sell the Common Stock in the account of a Participant and forward the net proceeds to the Participant or such person or persons.

SECTION SEVEN.  STOCK

         Subject to adjustment upon changes in capitalization of the Company as provided in Section Ten, the maximum number of shares of Common Stock which shall be made available for purchase under the Plan is 1,000,000 shares.

         Shares purchased pursuant to an Option will initially be registered in the name of a Nominee designated by the Company, as custodian for the account of the Participant entitled thereto. Stock certificates will not be issued to Participants for shares held in the name of the Nominee, but all rights accruing to an owner of record of such shares (including voting rights) will belong to the Participant for whose account such shares are held. Notwithstanding the foregoing, each Participant may elect to have some or all of the full shares of Common Stock previously purchased and registered in the name of the Nominee on his or her behalf registered in the name of such Participant. Written notice of such an election must be given by the Participant to the Nominee, specifying the number of full shares of Common Stock to be registered in the name of such Participant. The specified number of shares of Common Stock will be transferred to and registered in the name of the notifying Participant as soon as administratively practicable.

         The Board of Directors may, in its discretion, require as a condition to the grant of the right to purchase hereunder that the shares of Common Stock reserved for issuance upon the exercise of the Option shall have been duly authorized for trading on a national securities exchange and that either

         (i) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective; or

         (ii) the Participant shall have represented in form and substance satisfactory to the Company that it is the intention of the Participant to purchase such shares for investment.

SECTION EIGHT.  NONASSIGNABILITY

         Neither payroll deductions credited to the account of a Participant nor any rights with regard to the exercise of an Option or to receive Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section Five.

SECTION NINE.  DESIGNATION OF BENEFICIARY

         A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash in the event of the death of the Participant prior to the delivery of such shares or cash to Participant. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Secretary of the Company. Within thirty days after the death of the Participant, the beneficiary may, as provided in Section Six, elect to exercise the Option of the Participant when it becomes exercisable on the Purchase Date next following the date of the death of the Participant. Upon the death of a Participant and upon receipt by the Company of proof of the identity and survivorship of a beneficiary validly designated by the Participant under the Plan, and notice of election of the beneficiary to exercise the Option, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such death of a Participant, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant within sixty days after the end of the current Offering Period or as soon as administratively practicable thereafter, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Common Stock or cash credited to the Participant under the Plan.



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SECTION TEN.  RECAPITALIZATION

         In the event of any change in the number of outstanding shares of Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Company, the Board of Directors will make an appropriate adjustment, in accordance with applicable provisions of the Code and rulings and regulations thereunder, in the number and kind of shares which may be offered under the Plan, both in the aggregate and as to each Participant, the number of shares then subject to offerings theretofore made, and the price of shares offered under the Plan.

SECTION ELEVEN.  RIGHTS AS A STOCKHOLDER

         An employee shall have no rights as a stockholder with respect to any shares offered hereunder until completion of payment therefor. Participants will not be issued stock certificates unless requested. All Common Stock purchased under the Plan during an Offering Period will be held by the Nominee for at least two years from the Offering Date of the Offering Period. Common Stock may be sold during this two-year period, but may not be transferred to another agent or nominee. Common Stock purchased under the Plan by a Section 16 Person may not be sold before six months after its Purchase Date. Notwithstanding the foregoing, a Participant must sell a minimum of fifty shares of Common Stock each time he or she elects to sell Common Stock or such fewer whole shares of Common Stock in the account of the Participant upon termination of employment.

SECTION TWELVE.  STATUS OF PLAN FUNDS

         All amounts held by the Company under the Plan shall be added to the general funds of the Company and shall be used for such purposes as the Company shall from time to time determine. The Company shall not be obligated to segregate such payroll deductions.

SECTION THIRTEEN.  ADMINISTRATION

         The Plan shall be administered by the Board of Directors. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Board of Directors. Determinations made by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all Participants, their heirs or legal representatives. Any rule or regulation adopted by the Board of Directors shall remain in full force and effect unless and until altered, amended, or repealed by the Board of Directors. The Board of Directors may delegate to a committee any authority of the Board of Directors under this Plan.

         An Agent may be appointed by the Board of Directors to perform the functions and have the responsibilities assigned to the Agent in this Section Thirteen with respect to the purchase of Common Stock. The Board of Directors shall have the right to change the Agent at any time.

         Notwithstanding any other provision to the contrary contained herein, the Agent shall have all authority to determine the times of such purchases, the prices at which such purchases are made, the manner of such purchases and the selection of brokers or dealers (which may include the Agent) to make such purchases. If Common Stock is purchased at varying Market Prices, an average price will be allocated to the account of each Participant.

         All costs and expenses incurred in administering the Plan shall be paid by the Company, excluding (i) costs associated with requests for the issuing of stock certificates to Participants or to the person or persons entitled to receive the same under Section Nine hereof (ii) the costs of the sale of Common Stock, and (iii) costs associated with a Participant terminating or withdrawing from the Plan.

SECTION FOURTEEN.  AMENDMENT OR TERMINATION

         Subject to Section Four, the Board of Directors may at any time terminate or amend the Plan. No amendment may be made without prior approval of the stockholders of the Company if such amendment would (a) materially increase the


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benefits accruing to Participants under the Plan, (b) increase the number of shares which may be available for purchase under the Plan, or (c) materially modify the requirements as to eligibility for participation under the Plan.

SECTION FIFTEEN.  NOTICES

         All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been given when received by the Secretary of the Company.

SECTION SIXTEEN.  APPROVAL OF STOCKHOLDERS

         The effectiveness of this Plan is subject to its approval by the stockholders of the Company within twelve months after the date it is adopted by the Board of Directors.

SECTION SEVENTEEN. REGISTRATION AND QUALIFICATION OF THE PLAN UNDER APPLICABLE SECURITIES LAWS

         No Option shall be granted under the Plan until such time as the Company has qualified or registered the shares which are subject to the Option under the applicable state and federal securities laws to the extent required by such laws.


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